Exhibit 99.1

Press Release

BayCom Corp Reports 2020 Fourth Quarter Earnings of $4.5 Million

WALNUT CREEK, CA, January 28, 2021--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $4.5 million, or $0.39 per diluted share, for the fourth quarter of 2020, compared to earnings of $3.2 million, or $0.27 per diluted share, for the third quarter of 2020 and $4.6 million, or $0.37 per diluted share, for the fourth quarter of 2019. Earnings for the three months and year ended December 31, 2020 were negatively impacted by an economy weakened by the COVID-19 pandemic resulting in a reduction in business activity as well as a lower net interest rate margin due to the decrease in interest rates over the past year. Net income for the fourth quarter of 2020 compared to the prior quarter increased $1.3 million, or 39.8%, primarily as a result of a $1.2 million increase in noninterest income, a $247,000 decrease in noninterest expense, a $377,000 decrease in provision for loans losses and a $133,000 reduction in the income tax provision, partially offset by a $704,000 decrease in net interest income.

The Company had net income of $13.7 million, or $1.15 per diluted common share, for the year ended December 31, 2020, compared to $17.3 million, or $1.47 per diluted common share, for the year ended December 31, 2019. Net income for the year ended December 31, 2020 compared to the same period in 2019 decreased $3.6 million as a result of a $7.1 million increase in noninterest expenses, an $8.1 million increase in the provision for loan losses and a $794,000 decrease in noninterest income, partially offset by a $10.5 million increase in net interest income and a decrease of $1.9 million in the provision for income taxes. The increase in the provision for loan losses was primarily related to changes in economic conditions related to the COVID-19 pandemic while the year over year decline in noninterest income primarily is due to reduced gain on sales of loans as the volume of U.S. Small Business Administration (“SBA”) loans originated for sale and sold declined because of the pandemic. The increase in net interest income and noninterest expenses were primarily related to growth due to our acquisitions in 2019 and the first quarter of 2020. The Company acquired Grand Mountain Bancshares (“GMB”) and its wholly owned subsidiary Grand Mountain Bank in the first quarter 2020, TIG Bancorp (“TIG”) and its wholly owned subsidiary First State Bank of Colorado during the fourth quarter of 2019 and Uniti Financial Corporation (“UFC”) and its wholly owned subsidiary Uniti Bank in the second quarter of 2019. The impact of acquisition-related expenses was $0.18 per diluted share for 2020 and $0.42 per diluted share in 2019.

George Guarini, President and Chief Executive Officer, commented, “After a challenging year 2020, we look forward to assisting our clients and others in our communities in the new year. We are ready to participate in the second round of the Paycheck Protection Program and working with clients that may require COVID-19 related loan modifications. Although our asset quality metrics have remained steady, we will continue to proactively monitor modified loans and other loans we consider at heightened risk.”

Guarini continued, “We are pleased with our fourth quarter and year to date performance given the serious difficulties we all face due to COVID-19. Our results reflect our asset quality and consistent growth in tangible book value, a trademark of our company since we opened in July 2004. We believe strongly in our business as demonstrated by our continued stock repurchases throughout the year and additional stock repurchases will be considered as part of our capital management strategy.”

Guarini concluded, “Most importantly, I would like to thank our employees who have demonstrated their resilience and commitment to our communities by continuing to provide vital banking services and assistance, despite the daily challenges caused by the pandemic.”

BayCom’s Response to COVID-19

Loan Programs. During the fourth quarter of 2020, we continued our participation in the initial SBA Paycheck Protection Program (“PPP”) by beginning to process applications for PPP loan forgiveness. Through the conclusion of the initial PPP on August 8, 2020, we funded 1,359 PPP loans totaling $140.2 million, of which 704 PPP loans totaling $57.2 million were for new clients. As of December 31, 2020, we had received SBA forgiveness for 7 PPP loans totaling $4.6 million. Recent legislation reopened the PPP through March 31, 2021, by authorizing $284.5 billion in funding for eligible small businesses and non-profits. In January, the Bank began accepting and processing loan applications under this second PPP program and will continue working with our clients to assist them with accessing other borrowing options, including SBA and other government sponsored lending programs, as appropriate.

Loan Modifications and the Allowance for Loan Losses. We are continuing to offer payment and financial relief programs for borrowers impacted by COVID-19. For the year 2020, we provided cumulative payment relief to borrowers related to COVID-19 for 450 loans totaling $423.2 million, of which 407 loans totaling $356.5 million or 84.2% have resumed their normal loan payments. As of December 31, 2020, the remaining 43 loans totaling $66.7 million have entered into additional payment forbearance agreements. The primary relief for borrowers requesting a second forbearance agreement is to allow interest only payments for up to 180 days. Deferred loans are re-evaluated at the end of the initial deferral period and will either return to the original loan terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. As of December 31, 2020, we had no new pending requests for payment relief. Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered troubled debt restructurings through the earlier of January 1, 2022, or 60 days after the national emergency concerning COVID-19 declared by the President terminates.

Based on our review of the appropriateness of the allowance for loan losses at December 31, 2020, the Company recorded a provision for loan losses of $1.9 million for the fourth quarter of 2020, compared to a provision of $2.3 million in the preceding quarter and $1.0 million in the fourth quarter a year ago. The provision for loan losses is primarily the result of the economic deterioration and economic impacts resulting from the COVID-19 pandemic. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

Branch Operations and Support Personnel. We are continuing to take steps to resume more normal branch activities with specific guidelines in place to ensure the safety of our clients and our personnel. We continuously monitor and conform our practices based on updates from the Center for Disease Control, World Health Organization, Financial Regulatory Agencies, and local and state health departments.

Fourth Quarter Performance Highlights:

●	Annualized net interest margin was 3.44% for the quarter, compared to 3.59% in the preceding quarter and 4.08% in the fourth quarter a year ago.
●	Annualized return on average assets was 0.81% for the quarter, compared to 0.58% in the preceding quarter and 0.92% in the fourth quarter a year ago.
●	Assets totaled $2.2 billion at December 31, 2020, compared to $2.3 billion at September 30, 2020 and $2.0 billion at December 31, 2019.
●	Loans, net of deferred fees, totaled $1.6 billion at December 31, 2020, compared to $1.7 billion at September 30, 2020 and $1.5 billion at December 31, 2019.
●	PPP loans totaled $135.6 million at December 31, 2020, compared to $140.2 million at September 30, 2020 and none at December 31, 2019.

●	Loans modified at December 31, 2020, primarily principal payment deferrals, related to COVID-19 totaled $66.7 million compared to $78.1 million at September 30, 2020 and none at December 31, 2019.
●	Nonaccrual loans totaled $8.4 million or 0.51% of total loans at December 31, 2020, compared to $7.6 million or 0.45% of total loans at September 30, 2020, and $6.8 million or 0.47% of total loans at December 31, 2019.
●	The allowance for loan losses totaled $17.5 million, or 1.06% of total loans outstanding, at December 31, 2020, compared to $15.8 million, or 0.93% of total loans outstanding, at September 30, 2020, and $7.4 million, or 0.51% of loans outstanding, at December 31, 2019. The provision for losses totaled $1.9 million for the current quarter compared to $2.3 million in the preceding quarter, and $1.0 million in the same quarter a year ago.
●	Deposits totaled $1.8 billion at December 31, 2020, compared to $1.9 billion at September 30, 2020 and $1.7 billion at December 31, 2019. At December 31, 2020, noninterest bearing deposits totaled $678.4 million or 36.9% of total deposits, compared to $713.3 million or 37.4% of total deposits at September 30, 2020 and $572.3 million or 33.6% at December 31, 2019.
●	Repurchased 537,718 shares of common stock at an average cost of $13.97 per share, during the fourth quarter of 2020, compared to 58,648 shares repurchased at an average cost of $11.66 per share during the third quarter of 2020, and 493,787 shares repurchased at an average cost of $22.26 per share during the same period in 2019.
●	The Bank remains a “well-capitalized” institution for regulatory capital purposes at December 31, 2020.

Earnings

Net interest income decreased $704,000, or 3.7%, to $18.3 million for the fourth quarter of 2020 from $19.0 million in the preceding quarter and decreased $872,000, or 4.5%, from $19.2 million in the same quarter a year ago. Average interest earning assets increased $13.1 million, or 0.6%, for the three months ended December 31, 2020 compared to the prior quarter and as compared to the fourth quarter of 2019, increased $247.1 million, or 13.3%, largely due to PPP loans and our GMB acquisition. Interest income on loans, including fees, decreased $461,000, or 2.3%, during the three months ended December 31, 2020, compared to the prior quarter primarily due to $38.8 million decrease in the average loan balance. Interest income on loans, including fees, increased $407,000, or 2.1%, during the three months ended December 31, 2020, compared to the same period in 2019 primarily as a result of a $315.2 million increase in average balance of loans outstanding, partially offset by a 95 basis point decline in the average loan yield. Interest income on loans included $709,000, $824,000 and $1.6 million in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively. The net discount on these acquired loans totaled $3.3 million, $4.1 million, and $8.0 million at December 31, 2020, September 30, 2020, and December 31, 2019, respectively. Interest income also included $664,000 in fees earned related to PPP loans in the quarter ended December 31, 2020 compared to $594,000 in previous quarter and none during the same quarter in 2019. As of December 31, 2020, total unrecognized fees on PPP loans were $3.5 million.

Annualized net interest margin was 3.44% for the fourth quarter of 2020, compared to 3.59% for the preceding quarter and 4.08% for fourth quarter of 2019. During the quarter, the combination of the low interest rate environment putting downward pressure on adjustable rate instruments, and the impact of the low loan yields of the PPP loan portfolio adversely affected net interest margin. The average yield on PPP loans was 2.89%, including the recognition of deferred fees, resulting in a negative impact to the net interest margin of 16 basis points during the quarter ended December 31, 2020, compared to an average yield of 2.75% and a negative impact to the net interest margin of 14 points during the previous quarter. The average yield on loans including the accretion of the net discount for the fourth quarter of 2020 and PPP fees was 4.64%, compared to 4.64% for the third quarter of 2020 and 5.59% for the same quarter last year. The accretion of the net discount on acquired loans increased the average yield on loans by 17 basis points, 19 basis points and 48 basis points during the fourth quarter of 2020, the third quarter of 2020 and fourth quarter of 2019, respectively. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the net discount declines. The average yield on interest earning assets for the three months ended December 31, 2020 was 3.89%, compared to 4.01% for the third quarter of 2020 and 4.65% for the fourth quarter of 2019. The average cost of funds for the fourth quarter of 2020 increased to 0.74%, compared to 0.70% for the third quarter of 2020 and declined from 0.96% for the fourth quarter of 2019. The increase in our cost of funds during the fourth quarter of 2020, compared to the prior quarter, was primarily due to the issuance of $65.0 million of subordinated debt in August 2020, partially offset by lower rates paid on certificates of deposits. The decrease in deposit costs during the current quarter compared to the same quarter in 2019 was primarily the result of decreases in the targeted Fed Funds Rate market interest rates earlier in the year and, to a much lesser extent, a higher percentage of noninterest bearing deposits to total deposits. The average balance of noninterest bearing deposits decreased $15.2 million, or 2.1%, to $697.2 million for the three months ended December 31, 2020, compared to $712.4 million for the previous quarter and increased $99.0 million, or 16.5%, from $598.2 million for the same period in 2019.

Noninterest income for the fourth quarter of 2020 increased $1.2 million, or 67.8%, to $3.1 million compared to $1.8 million in the previous quarter and increased $272,000, or 9.7%, compared to $2.8 million for the same quarter in 2019. The increase in noninterest income for the current quarter compared to the previous quarter was primarily due to a $630,000 increase in gain on sale of loans and a $464,000 increase in income from our investment in a Small Business Investment Company (“SBIC”) fund. The increase in SBA gain on sale was primarily due to the volume of loans sold, but also to an increase in the net premium earned by the Bank, on loans sold. Fourth quarter SBIC income represents continued improving operating results after sustaining COVID-19 related losses in the second quarter. The increase in noninterest income for the current quarter compared to the same period in 2019 was primarily due to a $583,000 increase in income from our investment in SBIC, partially offset by a $411,000 decrease in gain on sale of loans. During the quarter ended December 31, 2020, we recorded $652,000 of income on our investment in the SBIC fund compared to $69,000 of income for the same quarter in 2019.

Noninterest expense for the fourth quarter of 2020 decreased $247,000, or 1.7%, to $13.9 million compared to $14.2 million for the previous quarter and decreased $1.4 million, or 8.9%, compared to $15.3 million for the same quarter in 2019. Noninterest expense for the fourth quarter of 2020 decreased compared to the previous quarter due primarily to decreases of $137,000 in data processing expenses and $133,000 in other noninterest expenses. A lower level of data processing and other expenses, including office expenses, was expected this quarter after we made the necessary investments to adjust to a challenging COVID-19 environment, including safety measures and equipment, during the previous quarter. The decrease in noninterest expenses for the fourth quarter of 2020 compared to the fourth quarter of 2019 was primarily due to the absence of acquisitions in the current quarter. Excluding TIG acquisition-related expenses, noninterest expenses increased $1.1 million during the fourth quarter of 2020, compared to the same quarter a year ago, primarily due to increases of $549,000 in salary and employee benefits, $176,000 in occupancy costs and $493,000 in data processing expenses. These increases are primarily attributable to the impact of our acquisitions and related growth in our operations, including the costs associated to a larger branch network.

The provision for income taxes decreased $133,000 to $1.0 million for the fourth quarter of 2020, compared to the third quarter of 2020, and decreased $97,000 compared to $1.1 million for the fourth quarter of 2019. The decrease in income tax provision in the fourth quarter of 2020 compared to the prior quarter was due to a decrease in the effective tax rate and a decline in taxable income compared to the same quarter in 2019. The effective tax rate for the fourth quarter of 2020 was 18.1% compared to 25.9% for the third quarter of 2020 and 19.3% for the same quarter a year ago. The effective tax rate was lower in the fourth quarter of 2020 primarily due to return-to-provision true-ups and adjustments related to prior acquisitions.

Loans and Credit Quality

Loans, net of deferred fees, totaled $1.6 billion at December 31, 2020, compared to $1.7 billion at September 30, 2020 and $1.5 billion at December 31, 2019. The increase in loans at December 31, 2020 compared December 31, 2019, is primarily due to the PPP loan originations and GMB acquisition. New loan originations for the quarter ended December 31, 2020 totaled $47.3 million, compared to $60.5 million during the third quarter of 2020 and $74.6 million during the fourth quarter of 2019. No PPP loans were originated during the current quarter. New loan originations in the fourth quarter of 2020, were concentrated in California with the majority focused in the Los Angeles, Central Coast and San Francisco Bay areas.

Nonaccrual loans totaled $8.4 million or 0.51% of total loans at December 31, 2020, compared to $7.6 million or 0.45% of total loans at September 30, 2020, and $6.8 million or 0.47% of total loans at December 31, 2019. At December 31, 2020, nonaccrual loans guaranteed by government agencies totaled $850,000, compared to $871,000 at September 30, 2020 and $1.2 million at December 31, 2019. There were $233,000 of accruing loans past due more than 90 days at December 31, 2020, compared to none at September 30, 2020 and $250,000 at December 31, 2019. Accruing loans past due between 30 and 89 days at December 31, 2020, were $734,000 as compared to $1.2 million at September 30, 2020, and $11.8 million at December 31, 2019.

At December 31, 2020, the Company’s allowance for loan losses was $17.5 million, or 1.06% of total loans, compared to $15.8 million, or 0.93% of total loans, at September 30, 2020, and $7.4 million, or 0.51% of loans outstanding, at December 31, 2019. The provision for loan losses recorded in the fourth quarter of 2020 totaled $1.9 million compared to the prior quarter provision of $2.3 million and $1.0 million for the same quarter last year. The provision for loan losses includes a provision related to the migration of acquired loans out of the discounted acquired loan portfolio and gives consideration of probable loan losses due to changes in economic conditions driven by the impact of COVID-19 on the U.S. and global economies. Net charge-offs for the fourth quarter of 2020 totaled $216,000 compared to net recoveries of $7,000 in the previous quarter and net recoveries of $17,000 during the same quarter in 2019. In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for loan losses, or related allowance coverage ratios. As of December 31, 2020, acquired loans, net of their discounts, totaled $167.4 million and the remaining net discount on these acquired loans was $3.3 million, compared to $240.0 million of acquired loans and $4.1 million of net discounts at September 30, 2020, and $590.4 million of acquired loans and $8.0 million of net discounts at December 31, 2019.

Deposits and Borrowings

Deposits totaled $1.8 billion at December 31, 2020, compared to $1.9 billion at September 30, 2020 and $1.7 billion at December 31, 2019. The increase in deposits from the same quarter a year ago was primarily attributable to the deposits acquired in our GMB acquisition, completed during the first quarter of 2020. Noninterest bearing deposits totaled $678.4 million, or 36.9% of total deposits, at December 31, 2020, compared to $713.3 million, or 37.4% of total deposits, at September 30, 2020, and $572.3 million or 33.6% at December 31, 2019.

At December 31, 2020, the Company had outstanding junior subordinated debt, net of market-to-market, totaling $8.3 million related to junior subordinated deferrable interest debentures assumed in connection with our previous acquisitions. The Company issued $65.0 million of subordinated debt during the third quarter of 2020. During the third and fourth quarters, the Company used net proceeds of the offering to repay $11 million of other borrowings and repurchased $8.2 million of common stock, with the remainder to be used for general corporate purposes.

At December 31 and September 30, 2020, the Company had other borrowings outstanding totaling $5.0 million and $10.0 million, respectively, which carry a 0% interest rate. The Company had no other borrowings at December 31, 2019.

Shareholders’ Equity

Shareholders’ equity totaled $252.6 million at December 31, 2020, compared to $255.3 million at September 30, 2020, and $254.2 million at December 31, 2019. The decrease in shareholders’ equity at December 31, 2020 compared to September 30, 2020 was primarily due to the $7.5 million repurchase of 537,718 shares of common stock at an average price of $13.97 per share, partially offset by net income of $4.5 million during the quarter. At December 31, 2020, 84,266 shares remain available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax-free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The novel coronavirus disease, or COVID-19, pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that could cause or contribute to such differences include, but are not limited to: expected revenues, cost savings, synergies and other benefits from our prior acquisitions might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission(“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Interest income
Loans, including fees	$19,675	$20,136	$19,268	$82,186	$65,462
Investment securities and interest bearing deposits in banks	813	875	2,302	4,213	10,292
FHLB dividends	66	95	170	340	495
FRB dividends	114	117	109	453	295
Total interest and dividend income	20,668	21,223	21,849	87,192	76,544
Interest expense
Deposits	1,390	1,562	2,543	6,954	8,165
Subordinated debt	896	600	—	1,405	—
Other borrowings	81	56	133	540	567
Total interest expense	2,367	2,218	2,676	8,899	8,732
Net interest income	18,301	19,005	19,173	78,293	67,812
Provision for loan losses	1,916	2,293	1,023	10,320	2,224
Net interest income after provision for loan losses	16,385	16,712	18,150	67,973	65,588
Noninterest income
Gain on sale of loans	806	176	1,217	1,835	2,999
Service charges and other fees	585	648	677	2,548	2,678
Loan servicing fees and other fees	616	608	578	2,465	1,945
Gain (loss) on sale of premises	64	(25)	1	40	187
Income on investment in SBIC fund	652	188	69	875	669
Other income and fees	344	233	253	1,012	1,091
Total noninterest income	3,067	1,828	2,795	8,775	9,569
Noninterest expense
Salaries and employee benefits	8,500	8,482	8,207	33,942	28,807
Occupancy and equipment	1,754	1,749	1,578	7,088	5,148
Data processing	1,505	1,642	2,721	8,221	8,364
Other expense	2,150	2,283	2,754	9,268	9,147
Total noninterest expense	13,909	14,156	15,260	58,519	51,466
Income before provision for income taxes	5,543	4,384	5,685	18,229	23,691
Provision for income taxes	1,002	1,135	1,099	4,503	6,373
Net income	$4,541	$3,249	$4,586	$13,726	$17,318

Net income per common share:
Basic	$0.39	$0.27	$0.37	$1.15	$1.47
Diluted	0.39	0.27	0.37	1.15	1.47

Weighted average shares used to compute net income per common share:
Basic	11,628,217	11,865,058	12,361,368	11,965,245	11,759,334
Diluted	11,628,217	11,865,058	12,361,368	11,965,245	11,759,334

Comprehensive income
Net income	$4,541	$3,249	$4,586	$13,726	$17,318
Other comprehensive income:
Change in net unrealized (loss) gain on available-for-sale securities	(264)	(13)	(495)	2,024	1,896
Deferred tax benefit (expense)	81	4	142	(578)	(542)
Other comprehensive (loss) income, net of tax	(183)	(9)	(353)	1,446	1,354
Comprehensive income	$4,358	$3,240	$4,233	$15,172	$18,672

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At December 31, 2020, September 30, 2020 and December 31, 2019

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2020	2020	2019
Assets
Cash and due from banks	$29,683	$31,106	$23,476
Federal funds sold	269,646	288,729	271,906
Cash and cash equivalents	299,329	319,835	295,382
Interest bearing deposits in banks	7,718	8,714	1,739
Investment securities available-for-sale	115,590	113,708	119,889
Federal Home Loan Bank ("FHLB") stock, at par	7,737	7,737	7,174
Federal Reserve Bank ("FRB") stock, at par	7,605	7,594	6,731
Loans held for sale	8,664	12,044	2,226
Loans, net of deferred fees	1,643,312	1,694,095	1,457,629
Allowance for loans losses	(17,500)	(15,800)	(7,400)
Premises and equipment, net	15,139	15,623	10,529
Other real estate owned ("OREO")	429	296	574
Core deposit intangible	8,302	8,755	9,185
Cash surrender value of bank owned life insurance policies, net	20,910	20,745	20,244
Right-of-use assets	12,049	13,061	15,291
Goodwill	38,838	38,838	35,466
Interest receivable and other assets	27,544	26,486	19,518
Total Assets	$2,195,666	$2,271,731	$1,994,177

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$678,365	$713,328	$572,341
Interest bearing deposits
Transaction accounts and savings	797,980	822,979	700,199
Premium money market	118,352	122,040	103,132
Time deposits	243,700	250,299	325,511
Total deposits	1,838,397	1,908,646	1,701,183
Other borrowings	5,000	10,000	—
Junior subordinated deferrable interest debentures, net	8,322	8,302	8,242
Subordinated debt, net	63,372	63,340	—
Salary continuation plans	4,009	3,923	3,658
Lease liabilities	12,328	13,097	15,599
Interest payable and other liabilities	11,647	9,074	11,275
Total liabilities	1,943,075	2,016,382	1,739,957

Shareholders’ Equity
Common stock, no par value	167,529	174,644	184,330
Retained earnings	82,365	77,825	68,639
Accumulated other comprehensive income, net of tax	2,697	2,880	1,251
Total shareholders’ equity	252,591	255,349	254,220
Total Liabilities and Shareholders’ Equity	$2,195,666	$2,271,731	$1,994,177

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Data:	2020	2020	2019	2020	2019
Performance Ratios:
Return on average assets (1)	0.81%	0.58%	0.92%	0.84%	1.01%
Return on average equity (1)	7.07%	5.07%	7.10%	7.15%	7.53%
Yield on earning assets (1)	3.89%	4.01%	4.65%	4.27%	4.77%
Rate paid on average interest bearing liabilities	0.74%	0.70%	0.96%	0.73%	0.90%
Interest rate spread - average during the period	3.15%	3.31%	3.69%	3.54%	3.87%
Net interest margin (1)	3.44%	3.59%	4.08%	3.84%	4.22%
Loan to deposit ratio	89.39%	88.76%	85.68%	89.39%	85.68%
Efficiency ratio (2)	65.09%	67.95%	69.46%	67.21%	66.51%
Recoveries/(charge-offs), net	$(216)	$7	$17	$(220)	$418

Per Share Data:
Shares outstanding at end of period	11,295,397	11,833,115	12,444,632	11,295,397	12,444,632
Average diluted shares outstanding	11,628,217	11,865,058	12,361,368	11,965,245	11,759,334
Diluted earnings per share	$0.39	$0.27	$0.37	$1.15	$1.47
Book value per share	22.36	21.58	20.43	22.36	20.43
Tangible book value per share (3) (8)	18.19	17.56	16.84	18.19	16.84

Asset Quality Data:
Nonperforming assets to total assets (4)	0.41%	0.35%	0.37%
Nonperforming loans to total loans (5)	0.53%	0.45%	0.47%
Allowance for loan losses to nonperforming loans (5)	202.22%	208.94%	108.16%
Allowance for loan losses to total loans	1.06%	0.93%	0.51%
Classified assets (graded substandard and doubtful)	$13,094	$12,536	$12,297
Total accruing loans 30‑89 days past due	734	1,161	11,787
Total loans 90 days past due and still accruing	233	—	250
PPP loans to total loans (8)	8.23%	8.25%	—%
Loans with Covid-19 related payment modifications to total loans (8)	4.05%	4.59%	—%

Capital Ratios (6):
Tier 1 leverage ratio - Bank	10.18%	9.94%	10.98%
Common equity tier 1 - Bank	13.82%	13.41%	14.23%
Tier 1 capital ratio - Bank	13.82%	13.41%	14.23%
Total capital ratio - Bank	14.92%	14.41%	14.75%
Equity to total assets at end of period	11.50%	11.24%	12.75%

Loans:
Real estate	$1,327,393	$1,363,816	$1,286,086
Non-real estate	314,693	331,401	173,116
Nonaccrual loans	8,421	7,562	6,842
Mark to fair value at acquisition	(3,348)	(4,109)	(7,964)
Total Loans	1,647,159	1,698,670	1,458,080
Net deferred fees on loans (7)	(3,847)	(4,575)	(451)
Loans, net of deferred fees	$1,643,312	$1,694,095	$1,457,629

Other Data:
Number of full service offices	34	34	32
Number of full-time equivalent employees	315	312	304

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes goodwill and intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Nonperforming assets consist of nonaccrual loans, loans 90 days past due and still accruing, and real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and loans 90 days past due and still accruing.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $3.4 million and $4.1 million as of December 31, 2020, September 30, 2020, and none as of December 31, 2019, respectively, in fees related to the PPP loans with an estimated weighted average life of two years and seven months.
(8)	These ratios represent a non-GAAP financial measure.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, PPP loans to total loans and loans with COVID-19 related payment modifications to total loans, all non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time and in comparison to its competitors. Management also believes that presenting PPP loans total loans and loans with COVID-19 related payment modifications to total loans provides investors with useful information regarding our loan portfolio as the PPP loans are guaranteed by the SBA and the loans with COVID-19 related payment modifications, which are not required to be classified as TDRs, may carry additional credit risk. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	December 31,	September 30,	December 31,
	2020	2020	2019

Non-GAAP data:
Total common shareholders’ equity	$252,591	$255,349	$254,220
less: Goodwill and other intangibles	47,140	47,593	44,651
Tangible common shareholders’ equity	$205,451	$207,756	$209,569

Total assets	$2,195,666	$2,271,731	$1,994,177
less: Goodwill and other intangibles	47,140	47,593	44,651
Total tangible assets	$2,148,526	$2,224,138	$1,949,526

Tangible equity to tangible assets	9.56%	9.34%	10.75%
Average equity to average assets	11.69%	11.40%	12.97%
Tangible book value per share	$18.19	$17.56	$16.84

	December 31,	September 30,	December 31,
	2020	2020	2019

PPP loans to total loans:
Total loans (GAAP)	$1,647,159	$1,698,670	$1,458,080
Total PPP loans (non-GAAP)	135,635	140,209	—
PPP loans to total loans (Non-GAAP)	8.23%	$8.25%	$—

Loans with COVID-19 related payment modifications to total loans:
Total loans (GAAP)	$1,647,159	$1,698,670	$1,458,080
Total payment relief to borrowers related to COVID-19, beginning balance (Non-GAAP)	413,863	411,872	—
Total payment relief to borrowers related to COVID-19, ending balance (Non-GAAP)	423,185	413,863	—
Total payment modifications relief to borrowers related to COVID-19 returned to normal payments (Non-GAAP)	356,465	335,812	—
Total loans with Covid-19 related payment modifications (non-GAAP)	66,720	78,051	—
Loans with Covid-19 related payment modifications to total loans (Non-GAAP)	4.05%	$4.59%	$—

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp